Exhibit 4.2

Execution Version

AMENDMENT TO

REGISTRATION RIGHTS AGREEMENT

This AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (this “Amendment”), dated as of June 24, 2016, is entered into by and among NGL Energy Partners LP (the “Partnership”) and Highstar NGL Prism/IV-A Interco LLC and Highstar NGL Main Interco LLC (together, the “Original Purchasers”), and NGL CIV A, LLC (the “New Purchaser” and, together with the Original Purchasers, the “Purchasers”).  The Partnership and the Purchasers are hereinafter referred to collectively as the “Parties” and each, individually, as a “Party.”  Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Agreement (as defined below).

RECITALS

WHEREAS, the Partnership and the Original Purchasers are parties to that certain Registration Rights Agreement dated as of May 11, 2016 (the “Agreement”);

WHEREAS, on June 23, 2016, the Parties entered into that certain Amendment to Class A Convertible Preferred Unit and Warrant Purchase Agreement, pursuant to which the Parties, among other things, amended Schedule B to that certain Class A Convertible Preferred Unit and Warrant Purchase Agreement dated April 21, 2016 (as amended, the “Purchase Agreement”) to reflect an increase in the aggregate number of Preferred Units and Warrants Exercise Units (as defined therein) to be purchased and sold pursuant to, and to add the New Purchaser as a Purchaser (as defined therein) under, the Purchase Agreement;

WHEREAS, the Partnership and the Original Purchasers desire to make the New Purchaser a party to the Agreement; and

WHEREAS, pursuant to Section 3.12 of the Agreement, the Partnership and the Original Purchasers, as the Holders of all of the outstanding Registrable Securities on the date hereof, desire to effect such joinder of the New Purchaser and the related amendments to the Agreement by entering into this Amendment along with the New Purchaser.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each of the Parties hereby agrees as follows:

1.                                      Joinder to the Agreement.  The New Purchaser hereby agrees (a) to be bound by all of the terms and conditions of the Agreement applicable to a Purchaser to the same extent as each of the Original Purchasers thereunder and (b) that each reference in the Agreement to “a Purchaser” or “the Purchasers” shall also mean and be a reference to the New Purchaser.

2.                                      Amendment to the Agreement.  The Agreement is hereby amended as follows:

a.                                      The following definitions are hereby inserted into Section 1.01, in alphabetical order:

“Amended Purchase Agreement” means the Purchase Agreement as amended by the Amendment to Class A Convertible Preferred Unit and Warrant Purchase Agreement, dated June 23, 2016, by and among the Partnership and the Purchasers.

b.                                      The term “Purchase Agreement” is hereby deleted and replaced by the term “Amended Purchase Agreement” in the definition of “Preferred Units” in Section 1.01 of the Agreement and the last sentence of Section 3.11 of the Agreement.

c.                                       From and after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Agreement as amended by this Amendment.

d.                                      The table set forth on Schedule A to the Agreement is hereby deleted and replaced in its entirety with the following:

Purchaser Name; Notice and Contact Information

Purchaser	Contact Information

Highstar NGL Prism/IV-A Interco LLC	277 Park Avenue, 45th Floor New York, New York 10172 Attention: James Burchetta Telephone: +1 (646) 857-8705 Facsimile: +1 (646) 857-8848 Email: JBurchetta@oaktreecapital.com

Highstar NGL Main Interco LLC	277 Park Avenue, 45th Floor New York, New York 10172 Attention: James Burchetta Telephone: +1 (646) 857-8705 Facsimile: +1 (646) 857-8848 Email: JBurchetta@oaktreecapital.com

NGL CIV A, LLC	277 Park Avenue, 45th Floor New York, New York 10172 Attention: James Burchetta Telephone: +1 (646) 857-8705 Facsimile: +1 (646) 857-8848 Email: JBurchetta@oaktreecapital.com

3.                                      Miscellaneous.

a.                                      Except as specifically amended by this Amendment, the Agreement shall continue to be in full force and effect and is hereby ratified and confirmed in all respects.

b.                                      This Amendment may be executed in any number of counterparts, including facsimile or .pdf counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

c.                                       This Amendment, including all issues and questions concerning its application, construction, validity, interpretation and enforcement, shall be construed in accordance with, and governed by, the laws of the State of New York.

[signature pages follow]

IN WITNESS WHEREOF, the Parties execute this Amendment, effective as of the date first above written.

NGL ENERGY PARTNERS LP

By:	NGL Energy Holdings LLC,
its General Partner

By:	/s/ H. Michael Krimbill
Name:	H. Michael Krimbill
Title:	Chief Executive Officer

Amendment to Registration Rights Agreement

HIGHSTAR NGL PRISM/IV-A INTERCO LLC

By: Highstar Capital GP IV, L.P.,
its managing member

By: Highstar Capital GP IV, LLC,
its general partner

By:	/s/ Christopher Beall
Name:	Christopher Beall
Title:	Authorized Signatory

By:	/s/ James Burchetta
Name:	James Burchetta
Title:	Authorized Signatory

HIGHSTAR NGL MAIN INTERCO LLC

By: Highstar Capital GP IV, L.P.,
its manager

By: Highstar Capital GP IV, LLC,
its general partner

By:	/s/ Christopher Beall
Name:	Christopher Beall
Title:	Authorized Signatory

By:	/s/ James Burchetta
Name:	James Burchetta
Title:	Authorized Signatory

Amendment to Registration Rights Agreement

NGL CIV A, LLC

By: Highstar Capital NGL Co-Invest Manager LLC,
its managing member

By: Highstar Capital GP IV, L.P.,
its managing member

By: Highstar Capital GP IV, LLC,
its general partner

By:	/s/ Christopher Beall
Name:	Christopher Beall
Title:	Authorized Signatory

By:	/s/ James Burchetta
Name:	James Burchetta
Title:	Authorized Signatory

Amendment to Registration Rights Agreement